Exhibit 99.13

WARRANT TRANSFER AGREEMENT

THIS WARRANT TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of December 28, 2011, by and among Boone Pickens (“Transferor”), Properon International Limited (“Transferee”) and, solely with respect to section 5, Clean Energy Fuels Corp. (the “Company”).

RECITALS

A. Transferor is the holder of a warrant to purchase up to Fifteen Million (15,000,000) shares of the Company’s Common Stock (the “Shares”), pursuant to that certain Warrant to Purchase Common Shares of Clean Energy Fuels Corp., dated as of December 28, 2006, as amended by that certain First Amendment to Warrant to Purchase Common Shares of Clean Energy Fuels Corp., dated as of June 6, 2011 (the “Warrant”).

B. Transferor wishes to assign and transfer to Transferee all of Transferor’s right, title and interest in the Warrant with respect to Five Million Nine Hundred Fifty Thousand (5,950,000) of the Shares (the “Transferred Warrant Shares”).

C. Section 8 of the Warrant requires the prior written consent of the Company in order to effect a transfer.

D. Transferee wishes to receive all right, title and interest in the Warrant with respect to the Transferred Warrant Shares and, in accordance with the requirements of Section 8 of the Warrant, become bound by the terms of the Warrant.

E. Concurrently with the execution of this Agreement, the Company and Transferee have entered into a certain Registration Rights Agreement, dated as of the date hereof, relating to the Company’s obligations to register the Transferred Warrant Shares (such agreement, the “Rights Agreement”).

AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

1. Transfer. Transferor hereby assigns and transfers to Transferee all of Transferor’s right, title and interest in the Warrant solely with respect to the Transferred Warrant Shares, such that, following the effectiveness of this Agreement, the Warrant will be exercisable for up to Five Million Nine Hundred Fifty Thousand (5,950,000) Shares by Transferee.

2. Transferee’s Representations and Warranties. Transferee hereby represents, warrants and covenants to Transferor and the Company as follows:

(a) Purchase for Own Account. Transferee represents that it is acquiring the interest in the Warrant and the Transferred Warrant Shares issuable upon exercise of the Warrant (collectively, the “Securities”) solely for investment for the Transferee’s or an affiliate’s account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof (except to an affiliate or Boone Pickens), and that Transferee has no present intention of selling, granting any participation in, or otherwise distributing the same. The acquisition by Transferee of any of the Securities shall constitute confirmation of the representation by Transferee that Transferee does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities (except to an affiliate or Boone Pickens). Notwithstanding the foregoing, nothing herein shall be deemed to limit Transferee’s ability to resell the Transferred Warrant Shares in compliance with applicable law, or pursuant to the registration statement contemplated by the Rights Agreement.

(b) Disclosure of Information. Transferee has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities.

(c) Accredited Investor; Regulation S. Transferee represents that it is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, and promulgated under the Securities Act of 1933, as amended (the “Act”). In addition, Transferee hereby represents that (i) Transferee is not a “U.S. Person” (as defined in Rule 902 of Regulation S promulgated under the Act (“Regulation S”) and Transferee is acquiring the Securities outside the United States in an offshore transaction meeting the requirements of Regulation S; (ii) Transferee is not acquiring, has not offered, and will not offer prior to the expiration of a six (6) month compliance period pursuant to Rule 903 of Regulation S, the Securities for the account or benefit of any U.S. Person; (iii) Transferee did not become aware of the Company or the Securities through any form of “directed selling efforts” (as defined in Rule 902 of Regulation S), and no general solicitation or general advertising in violation of the Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by Transferee or any of its representatives in connection with the offer and sale of any of the Securities; (iv) at the time of the origination of contact concerning the transactions contemplated by this Agreement and on the date of execution and delivery of this Agreement by Transferee, Transferee was outside the United States; and (v) Transferee’s acquisition of the Securities is not a transaction or part of series of transactions that, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Act.

3. Transferor’s Representations and Warranties. Transferor, for itself, acknowledges, represents and warrants to Transferee and the Company that (i) Transferor holds good and valid title to the Warrant, and there are no liens against the Warrant nor has the Warrant been pledged as security for any obligation, (ii) this Agreement constitutes a valid and binding obligation of Transferor, enforceable in accordance with its terms, and (iii) the execution and delivery of this Agreement does not (A) violate any provision of law applicable to Transferor, (B) conflict with any document, agreement or instrument to which Transferor is a party, or (C) except for the consent of the Company, require that Transferor obtain any consent of, or approval to, any person.

4. Agreement to be Bound. Transferee acknowledges that the Warrant was initially acquired by Transferor from the Company pursuant to the terms of such Warrant, and that by the terms of the Warrant Transferee agrees to hold all right, title and interest in the Warrant in accordance with and subject to the terms of the Warrant. Accordingly, Transferee agrees to be bound by all terms of the Warrant as if Transferee were the Holder (as defined in the Warrant) thereunder, except that for the purposes of Section 13 (Notices), the address of the Holder shall be:

Sea Meadow House

Blackburne Highway (P.O. Box 116)

Road Town, Tortola, British Virgin Islands

Email:  leechoo.yeo@rrjcap.com

            vivian.lam@rrjcap.com

Attn:   Yeo Lee Choo

            Vivian Lam

With a copy to:

RRJ Management (HK) Limited

1201-02 Man Yee Building,

68 Des Voeux Road, Central, Hong Kong

2

Telephone:    852-3915-6222

Facsimile:      852-2185-7498

Email:             vivian.lam@rrjcap.com

Attention:      Vivian Lam

5. Company Consent. In consideration of the representations and covenants of Transferor and Transferee hereunder, the Company hereby consents to the transfer of the Warrant with respect to the Transferred Warrant Shares as contemplated by this Agreement. The Company is a party to this Agreement solely for purposes of this Section 5; provided, however, that nothing in this Section 5 shall in any way limit the Company’s right to claim any benefits inuring to it under any other sections of this Agreement.

6. Miscellaneous. Transferor and Transferee agree to execute any further instruments or perform any acts which are or may become reasonably necessary to carry out the intent of this Agreement, or are reasonably requested by the Company, to complete the transfer to Transferee of the right, interest and title in the Warrant as contemplated herein. This Agreement shall be governed by and construed under the laws of the State of Delaware, without respect to the provisions concerning the conflict of laws which would otherwise result in the application of the substantive law of another jurisdiction. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be amended by the written agreement of each of Transferee, Transferor and the Company.

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IN WITNESS WHEREOF, the parties have executed this Warrant Transfer Agreement as of the date first above written.

TRANSFEROR:

By:
Boone Pickens

IN WITNESS WHEREOF, the parties have executed this Warrant Transfer Agreement as of the date first above written.

TRANSFEREE: Properon International Limited

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Warrant Transfer Agreement as of the date first above written. The undersigned hereby consents to the warrant transfer contemplated by this Agreement as permitted by Section 8 of the Warrant.

COMPANY: CLEAN ENERGY FUELS CORP.

By:
Andrew J. Littlefair,
President and Chief Executive Officer